Exhibit 99.1

Beacon Roofing Supply Adds Alan Gershenhorn to its Board of Directors

HERNDON, Va. — (BUSINESS WIRE) — May 11, 2015 — Beacon Roofing Supply, Inc. (“Beacon”) announced today that it has added Alan Gershenhorn to its Board of Directors, effective immediately.

Mr. Gershenhorn is Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc. (NYSE: UPS), the world’s largest package delivery company. Mr. Gershenhorn directs strategy, marketing, sales, product and solution development, customer experience management and key growth strategies across UPS.

Mr. Gershenhorn, a 36 year UPS veteran, has extensive operating and functional experience. He has led UPS’s successful marketing strategies based on customer value creation through expanded use of UPS technology applications and deeper UPS involvement in total value stream management. He also guided the significant expansion of the company’s B to B industry segment supply chain strategies, including healthcare, ecommerce and many other industry segments through product specialization, organic growth and strategic acquisitions. Under his direction the company has been positioned as the industry leader in ecommerce delivery and service solutions to enable retailers to drive profitable growth.

Since 2007, Mr. Gershenhorn has been a member of the UPS Management Committee which directs the strategy and the day-to-day operations of UPS globally. As a member of the UPS Management Committee he has served as President UPS International; Chief Sales, Marketing and Strategy Officer; and his current position as Chief Commercial Officer.

He joined UPS in 1979 and has held other various US and international positions of increasing responsibility in operations, engineering, freight forwarding, logistics, customs brokerage, marketing, strategy, and retail operations including President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. He holds a degree in finance from the University of Houston.

“We are very pleased to welcome Alan to our Board of Directors," said Robert R. Buck, Beacon's Chairman. "His broad executive and operational experience, particularly in e-commerce, marketing and strategy, will be extremely valuable for Beacon as we move forward with our planned growth and development of new and more efficient ways to serve our customers."

Mr. Gershenhorn added: “I am excited about joining Beacon's Board of Directors. Beacon’s consistent growth and performance since its IPO has been impressive, and I look forward to working with management and the other Board members to continue to better serve our customers and thereby build value for our shareholders and employees."

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. (NASDAQ: BECN) is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 271 branches throughout 42 states in the U.S. and six provinces in Canada. In fiscal 2014, Beacon had sales of $2.3 billion. The company employs more than 3,000 associates. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Beacon Roofing Supply Inc.'s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

BECN-F

Beacon Roofing Supply, Inc.
Joseph Nowicki, 571-323-3940
Executive Vice President & Chief Financial Officer
JNowicki@becn.com

Source: Beacon Roofing Supply, Inc.

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